SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Stoneridge, Inc.

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STONERIDGE, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

The 2003 annual meeting of shareholders of Stoneridge, Inc. will be held at 600 Golf Drive, Warren, Ohio 44483, on Monday, May 12, 2003, at 10:00 a.m., local time, for the following purposes:

1.	To elect six directors, each for a term of one year;

2.	To receive reports at the meeting. No action constituting approval or disapproval of the matters referred to in the reports is contemplated; and

3.	To consider any other matters that properly come before the meeting.

Only shareholders of record at the close of business on March 21, 2003 are entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope. The principal address of Stoneridge, Inc. is 9400 East Market Street, Warren, Ohio 44484.

By order of the Board of Directors,

AVERY S. COHEN,

Secretary

Dated: April 3, 2003

YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY

STONERIDGE, INC.

PROXY STATEMENT

Our Board of Directors is sending you this proxy statement to ask for your vote as a Stoneridge shareholder on certain matters to be voted on at the annual meeting of shareholders. The annual meeting of shareholders will be held at 600 Golf Drive, Warren, Ohio 44483, on Monday, May 12, 2003, at 10:00 a.m., local time. We are mailing this proxy statement and the accompanying notice and proxy to you on or about April 3, 2003.

Annual Report.    A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2002, is enclosed with this proxy statement.

Solicitation of Proxies.    Our Board of Directors is making this solicitation of proxies and we will pay the cost of the solicitation. We have retained Georgeson Shareholder, at an estimated cost of $4,500, to assist us in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to solicitation of proxies by mail by Georgeson Shareholder, our employees may solicit proxies by telephone, facsimile or electronic mail.

Proxies; Revocation of Proxies.    The shares represented by your proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted to elect the director nominees set forth under “Election of Directors.” Your presence at the annual meeting of shareholders, without more, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to us in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders, or in open meeting.

Voting Eligibility.    Only shareholders of record at the close of business on the record date, March 21, 2003, are entitled to receive notice of the annual meeting of shareholders and to vote the common shares that they held on the record date at the meeting. On the record date, our voting securities outstanding consisted of 22,401,311 common shares, without par value, each of which is entitled to one vote at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table describes certain information regarding the beneficial ownership of our common shares as of February 25, 2003, by: (a) our directors; (b) each other person who is known by us to own beneficially more than 5% of our outstanding common shares; (c) our chief executive officer and the four other most highly compensated executive officers named in the Summary Compensation Table; and (d) our executive officers and directors as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class
D.M. Draime(2)	5,766,172	25.7%
FMR Corp.(3)	2,239,822	10.0
Cloyd J. Abruzzo(4)	2,078,703	9.3
Jeffrey P. Draime(5)	2,009,541	9.0
Dimensional Fund Advisors Inc.(6)	1,715,200	7.7
Second National Bank of Warren(7)	1,363,456	6.1
Scott N. Draime(8)	1,272,278	5.7
Avery S. Cohen(9)(10)	557,002	2.5
Sheldon J. Epstein(10)(11)	419,714	1.9
Earl L. Linehan(12)	140,079	*
Richard E. Cheney(13)	44,271	*
Gerald V. Pisani(14)	555,719	2.5
Kevin P. Bagby(15)	128,079	*
Thomas A. Beaver(16)	44,079	*
All Executive Officers and Directors as a Group (11 persons)	9,697,388	43.3%

*	Less than 1%.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over such shares.

(2)	Represents 5,741,172 common shares held in trust for the benefit of D.M. Draime, of which Mr. Draime is trustee, and 25,000 common shares held by the Draime Family Foundation, a charitable foundation of which Mr. Draime has the power to vote the foundation’s shares. The address of D.M. Draime is 9400 East Market Street, Warren, Ohio 44484.

(3)	According to a Schedule 13G filed with the Securities and Exchange Commission by FMR Corp., all common shares are owned by clients of FMR Corp. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Represents 199,590 common shares held in trust for the benefit of Cloyd J. Abruzzo of which Mr. Abruzzo is trustee, an aggregate of 1,390,856 common shares held in trust for the benefit of D.M. Draime’s children and grandchildren of which Mr. Abruzzo is trustee, 341,000 common shares that Mr. Abruzzo has the right to acquire upon the exercise of share options, and 147,257 common shares that Mr. Abruzzo owned directly. The address of Cloyd J. Abruzzo is 9400 East Market Street, Warren, Ohio 44484.

(5)	Represents 886,114 common shares held in trust for the benefit of Jeffrey P. Draime of which Jeffrey P. Draime is trustee, 1,090,427 common shares held in trust for the benefit of Scott N. Draime’s and Rebecca Gang’s children, of which Jeffrey P. Draime is trustee, 5,000 shares held in a charitable trust for which Jeffrey P. Draime is trustee, and 28,000 common shares owned by Jeffrey P. Draime directly. The address of Jeffrey P. Draime is 9400 East Market Street, Warren, Ohio 44484.

(6)	According to a Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors, all common shares are owned by advisory clients of Dimensional Fund Advisors. Dimensional Fund Advisors has disclaimed beneficial ownership of all such securities. The address of Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(7)	Represents shares held in trusts for the benefit of Draime family members, of which Second National Bank of Warren is trustee. The address of the Second National Bank of Warren is 108 Main Avenue SW, Warren, Ohio 44481.

(8)	Represents 794,939 common shares held in trust for the benefit of Scott N. Draime of which Scott N. Draime is trustee and 477,339 common shares held in trusts for the benefit of Jeffrey P. Draime’s children of which Scott N. Draime is trustee. The address of Scott N. Draime is 1209 Cerrito Grande, El Paso, Texas 79912.

(9)	Includes 124,480 common shares held under the Ohio Transfer to Minors Act for the benefit of William M. Draime and John A. Draime, of which Avery S. Cohen is trustee, 10,000 common shares that Mr. Cohen has the right to acquire upon the exercise of share options and 49,079 common shares that Mr. Cohen owns directly.

(10)	Includes 373,443 common shares held in separate trusts for the benefit of Scott N. Draime, Jeffrey P. Draime and Rebecca M. Gang, of which Mr. Cohen and Mr. Epstein are co-trustees.

(11)	Includes 1,500 common shares owned by Sheldon J. Epstein’s wife, 10,000 common shares that Mr. Epstein has the right to acquire upon the exercise of share options and 34,771 common shares owned by Mr. Epstein directly.

(12)	Represents 23,489 common shares held in trust for the benefit of Earl L. Linehan of which Mr. Linehan is trustee, 10,000 common shares that Mr. Linehan has the right to acquire upon the exercise of share options and 106,590 common shares owned by Mr. Linehan directly.

(13)	Represents 500 common shares owned by Richard E. Cheney’s wife, 10,000 common shares that Mr. Cheney has the right to acquire upon the exercise of share options and 33,771 common shares owned by Mr. Cheney directly.

(14)	Represents 206,599 common shares held in trust for the benefit of Gerald V. Pisani of which Mr. Pisani is trustee, 175,120 common shares held in separate trusts for the benefit of Mr. Pisani’s children of which Mr. Pisani’s wife is trustee and 174,000 common shares that Mr. Pisani has the right to acquire upon the exercise of share options.

(15)	Represents 91,000 common shares that Kevin P. Bagby has the right to acquire upon the exercise of share options, and 37,079 common shares owned by Mr. Bagby directly.

(16)	Represents 5,000 common shares that Thomas Beaver has the right to acquire upon the exercise of share options, and 39,079 common shares owned by Mr. Beaver directly.

ELECTION OF DIRECTORS

In accordance with our Code of Regulations, the number of directors has been fixed at eight. At the annual meeting of shareholders, you will elect six directors to hold office until our next annual meeting of shareholders and until their successors are elected and qualified. Mr. Richard G. LeFauve, who was a director, passed away in January 2003. Mr. C. J. Hire, who is currently a director, has not been renominated for election as a director at this year’s meeting. The Company has retained a search firm to identify qualified candidates for consideration for the Company’s Board of Directors to fill the two vacancies that will exist on the board after the annual meeting. If these vacancies are filled in the interim by the Board of Directors pursuant to the Company’s Code of Regulations, the directors filling those vacancies, if nominated by the Board of Directors, will be candidates for the election of director at the 2004 annual meeting of shareholders. The Board of Directors propose that the nominees described below, all of whom are currently serving as directors, be re-elected to the Board of Directors. At the annual meeting of shareholders, the shares represented by proxies, unless otherwise specified, will be voted for the election of the six nominees hereinafter named.

The director nominees are identified in the following table. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by management. The following information is furnished with respect to each person nominated for election as a director.

The Board recommends that you vote “FOR” the following nominees.

Nominees for Election at the Annual Meeting

Name and Age	Principal Occupation and Business Experience	Period of Service as a Director	Expiration of Term for Which Proposed
Cloyd J. Abruzzo 52	President, Chief Executive Officer, Assistant Treasurer of the Company	1990 to date	2004
Richard E. Cheney 81	Retired Chairman of Hill & Knowlton, Inc., a public relations firm	1988 to date	2004
Avery S. Cohen 66	Partner, Baker & Hostetler LLP, a law firm	1988 to date	2004
D.M. Draime 69	Chairman of the Board of Directors, Assistant Secretary of the Company	1988 to date	2004
Sheldon J. Epstein 64	Managing Member, Epstein, Weber & Conover, P.L.C., an independent public accounting firm	1988 to date	2004
Earl L. Linehan 61	President, Woodbrook Capital Inc., a venture capital and investment firm	1988 to date	2004

Each of the nominees for election as a director has engaged in the principal occupation or activity indicated for at least five years, except for Mr. Epstein who was (1) the managing member of Epstein, Woods & Dwyer, P.L.C., an independent public accounting firm, from 1994 until June 1999 and (2) a principal in the independent public accounting firm Gaintner, Bandler & Reed, P.L.C., from June 1999 to December 2001.

Mr. Abruzzo is a director of Second National Bank of Warren. Mr. Cheney is a director of Rowe Furniture, Inc., and Chattem, Inc.

Our Board of Directors has appointed an audit committee, a compensation committee and an executive committee. The Board of Directors does not currently have a finance or nominating committee. The audit committee is comprised of Messrs. Epstein and Linehan. The compensation committee is comprised of Messrs. Cheney and Linehan. The executive committee is comprised of Messrs. Abruzzo, Cohen, Draime and Linehan.

The audit committee is responsible for the engagement of independent public accountants for the Company; reviews with the independent public accountants the plans and results of audit engagements; approves professional services provided by the independent public accountants; reviews the independence of the independent public accountants; considers the range of audit and non-audit fees; reviews the independent public accountants’ management letters and our responses; reviews the adequacy of our internal accounting controls; and reviews major accounting or reporting changes.

The compensation committee reviews employment, development, reassignment and compensation matters involving corporate officers and other executive level employees, including issues related to salary, bonus and incentive arrangements. The compensation committee also administers our Long-Term Incentive Plan.

The executive committee, during the intervals between the meetings of the Board of Directors, possesses and may exercise all of the powers of the Board of Directors in the management of our business and affairs, except as otherwise provided (i) by law, (ii) in our Amended and Restated Articles of Incorporation, as amended, or in our Code of Regulations, or (iii) by action of the Board of Directors.

In 2002, our Board of Directors held six meetings and took action by unanimous written consent on one occasion. In 2002, the audit committee held two meetings, the compensation committee held one meeting, and the executive committee met three times. In 2002, each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of the committees on which he serves, except for C. J. Hire, a director of the Company in 2002, who was only able to attend one of the Board meetings. Mr. Hire did, however, attend both of the audit committee meetings for which he served as a member.

Directors’ Compensation.    Each director, who is not an employee of ours, receives $20,000 per year for being a director, $1,000 for attending each meeting of the Board of Directors and $500 for each telephonic meeting of the Board of Directors. There is no additional fee received for attending committee meetings unless such meeting takes place on a day other than the same day as a meeting of the Board of Directors, in which case committee members receive $1,000 for attending such meetings and $500 when the meetings are held telephonically. Directors who are also employees of ours are not paid any director’s fee. We reimburse out-of-pocket expenses incurred by all directors in connection with attending Board and committee meetings.

Compensation Committee Report

Introduction.    The compensation committee (the “Committee”) is responsible for determining the compensation to be paid to our executive officers and administering our Long-Term Incentive Plan.

The Committee’s philosophy with respect to the compensation of our executive officers is (1) to provide a competitive total compensation package that enables us to attract and retain qualified executives and align their compensation with our overall business strategies and, (2) to provide each executive officer with a significant economic stake in our success.

To this end, the Committee determines executive compensation with a focus on compensating executive officers based on their responsibilities and performance as well as our performance. The primary components of our executive compensation program are (1) base salaries and certain other annual compensation, (2) bonuses, and (3) share options. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate our executives to achieve the goals inherent in our business strategy, to link executive and shareholder interests through equity-based plans and, finally, to provide a compensation package that recognizes individual contributions and overall business results.

Each year the Committee conducts a review of our executive compensation program. In connection with the review of compensation for 2002, the Committee considered a comprehensive report prepared by Ernst & Young LLP (“Ernst & Young”). The report assessed our compensation program and compared our executive compensation to a peer group of public corporations. In setting our executive officers’ overall 2002 compensation, the Committee reviewed and considered the Ernst & Young report in determining base salaries for 2002 as well as 2002 bonus awards.

The Committee reviews the selection of peer companies used for compensation analysis. The peer groups used for compensation analysis are generally not the same as the peer group index in the Performance Graph included in this proxy statement. The Committee believes that our most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns. This year’s compensation reviews permitted an evaluation of the link between our performance and our executive compensation in the context of the compensation programs of other companies as well as the performance of the Company.

The Committee determines the compensation of the most highly compensated corporate executives, including the individuals whose compensation is detailed in this proxy statement, and sets policies for and reviews the compensation awarded to other highly compensated corporate executives. This is designed to ensure consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement (other than Mr. Abruzzo and Mr. Draime), the Committee takes into account the views of Mr. Abruzzo and Mr. Draime.

Base Salaries and Other Annual Compensation.    The Committee sets salary levels for our executive officers on the basis of the executives’ responsibilities. However, in each case, due consideration is given to personal factors, such as the individual’s experience and record and the responsibility associated with his position. Also considered are external factors, such as salaries paid to similarly situated executive officers by peer companies and prevailing conditions in the geographic area where the executive’s principal services will be performed. In the case of executive officers with responsibility for a particular business unit, that unit’s financial results are also considered.

Annual adjustments to each executive officer’s salary are determined based on the foregoing factors but with due consideration also being given to prevailing economic conditions, to the relationship of such adjustments to those being given to other employees, to the performance of the executive’s duties and responsibilities and to other individual performance-related criteria that may be relevant with respect to such executive officer at the time. Finally, the Committee, where appropriate, also considers non-financial performance measures. These include increase in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

In determining the appropriate levels for Mr. Abruzzo’s 2002 base salary and bonus, the Committee considered the same factors that it considers when fixing compensation levels for our other executive employees and sought to achieve the same corporate goal. However, for 2002, after giving consideration to the Ernst & Young Report and recognizing that 2001 was a particularly difficult year for the Company and the Company’s industry and that 2002 was expected to be just as difficult, the Committee chose not to follow the recommendations contained in the Ernst & Young Report and elected, upon management’s recommendation, to implement a Company wide wage freeze in 2002. Therefore, Mr. Abruzzo was granted a base salary of $400,000 for 2002, the same as 2001.

Bonuses.    Our executive officers are eligible for annual cash bonuses. Bonuses are viewed as a reward for individual contributions to our performance and are based not only on our short-term results but also on the investments for the future growth of our business. In addition, consideration is given to the achievement of selected financial goals (i.e., operating performance, asset management and business growth development) and progress in meeting other long-term objectives and the executive’s leadership role in these activities. The Committee usually makes bonus awards toward the end of the year or shortly thereafter. In addition to the consideration described above, the Committee considered the Ernst & Young Report in determining bonus awards for 2002 and considered the major initiatives and programs which, in 2002, were commenced, completed or furthered under Mr. Abruzzo’s leadership, such as development of global business, financial performance and the successful debt refinancing. The Committee also took into account the longevity of Mr. Abruzzo’s service to Stoneridge and its belief that Mr. Abruzzo is an excellent representative of Stoneridge to the public by virtue of his stature in the industry and the community. Finally, the Committee also took into account that earnings for 2002 were above expectations. Based on the above-described methodology and the fact that the Committee chose not to award Mr. Abruzzo a bonus in 2001, the Committee awarded Mr. Abruzzo a bonus of $550,000 in 2002.

Share Options.    All of our executive officers are eligible to receive options to purchase our common shares under the Long-Term Incentive Plan. We believe that share option grants are a valuable motivating tool and provide a long-term incentive to management. Share option grants reinforce long-term goals by providing the proper nexus between the interests of management and the interests of our shareholders. The Committee granted Mr. Abruzzo 60,000 share options in 2002.

Conclusion.    Through the programs described above, a very significant portion of our executive compensation is linked directly to individual and Company performance and share price appreciation. The Committee intends to continue the policy of linking executive compensation to performance and returns to shareholders, recognizing that the fluctuations of the business cycle from time to time may result in an imbalance for a particular period.

Richard E. Cheney

Earl L. Linehan

Audit Committee Report

The Board of Directors adopted a written charter for the audit committee (the “Audit Committee”) on June 14, 2000. In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. Our Audit Committee is comprised of three directors, who are not officers of the Company. They are all considered “independent” under the current listing standards of the New York Stock Exchange.

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2002, with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgements; and the clarity of disclosures in the financial statements. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgements as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee also obtained a formal written statement from the independent auditors that described all relationships between the independent auditors and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” as amended or supplemented. The Audit Committee discussed with the independent auditors any relationships that might impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence. Management has the responsibility for the preparation of the Company’s financial statements, and the independent auditors have the responsibility for the examination of those statements.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

Based on the above-referenced review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Sheldon J. Epstein

Earl L. Linehan

C.J. Hire

EXECUTIVE COMPENSATION

The table below describes the compensation paid for the last three fiscal years to our chief executive officer and the four other most highly compensated executive officers. We sometimes refer to the people listed in the table below as our “named executive officers.”

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Shares (#)	Number of Securities Underlying Option (#)	All Other Compensation ($)
Cloyd J. Abruzzo	2002	400,000	550,000	—	—	60,000	8,420	(1)
President and	2001	400,000	—	—	—	116,000	420
Chief Executive Officer	2000	350,000	425,000	—	—	25,000	420

D.M. Draime	2002	200,000	100,000	—	—	—	6,316	(1)
Chairman of the	2001	200,000	—	—	—	—	2,316
Board of Directors	2000	200,000	100,000	—	—	—	2,316

Gerald V. Pisani	2002	250,000	285,000	—	—	40,000	6,204	(1)
Vice President and President,	2001	250,000	—	—	—	59,000	1,204
Stoneridge Engineered Products Group	2000	230,000	175,000	—	—	15,000	1,204

Kevin P. Bagby	2002	210,000	215,000	—	—	30,000	4,620	(1)
Vice President and Chief	2001	210,000	—	—	—	31,000	420
Financial Officer	2000	185,000	145,000	—	—	10,000	274

Thomas A. Beaver	2002	185,000	140,000	—	—	20,000	3,974	(1)
Vice President, Sales	2001	185,000	—	—	—	3,000	274
and Marketing	2000	170,000	70,000	—	—	—	243

(1)	Represents the aggregate amount of term life insurance premiums and deferred compensation paid by the Company.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable
Cloyd J. Abruzzo	—	—	341,000 / 60,000	$887,900 / $238,500
D.M. Draime	—	—	— 0 — / — 0 —	— 0 — / — 0 —
Gerald V. Pisani	—	—	174,000 / 40,000	460,925 / 159,000
Kevin P. Bagby	—	—	91,000 / 30,000	250,825 / 119,250
Thomas A. Beaver	—	—	5,000 / 20,000	20,325 / 79,500

Option Grants in Last Fiscal Year

		Individual Grants
Name	Options Granted(1)	Percentage of Total Options Granted to Employees Fiscal Year(2)	Exercise Price ($/Share)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(3)
					5%	10%
Cloyd J. Abruzzo	60,000	18.93%	$7.925	February 9, 2012	$299,039	$757,825
D.M. Draime	—	—%	$—	—	$—	$—
Gerald V. Pisani	40,000	12.62%	$7.925	February 9, 2012	$199,360	$505,216
Kevin P. Bagby	30,000	9.46%	$7.925	February 9, 2012	$149,520	$378,912
Thomas A. Beaver	20,000	6.31%	$7.925	February 9, 2012	$99,680	$252,608

(1)	Options are not exercisable during the first two years after the date of grant.

(2)	Based on 317,000 options granted to all employees during the fiscal year.

(3)	These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast the actual future appreciation of the Company’s shares. No gain to optionees is possible without an actual increase in the price of the Company’s shares, which would benefit all of the Company’s shareholders. All calculations are based on a ten-year option period.

Change of Control Agreements

Messrs. Abruzzo, Bagby, Beaver and Pisani have each entered into an agreement with us that guarantees we will pay to each of them two years of continued compensation (including bonuses) and benefits upon a change of control regardless of whether they remain employed by us. A change of control shall be deemed to have occurred if any shareholder or group of shareholders acquires more of our common shares than are owned by D.M. Draime and his direct descendants and trusts for the benefit of D.M. Draime and his direct descendants.

Compensation Committee Interlocks and Insider Participation

Messrs. Cheney and Linehan are the members of our compensation committee. There are no compensation committee interlocks.

Certain Relationships and Related Transactions

Hunters Square.    D.M. Draime is a 50% owner of Hunters Square, Inc., an Ohio corporation (“HSI”), which owns Hunters Square, an office complex and shopping mall located in Warren, Ohio. We lease office space in Hunters Square for use as the headquarters of our Alphabet Group. We pay all maintenance, tax and insurance costs related to the operation of the office. Lease payments made by us to HSI in 2002 were $358,500. We will continue to make lease payments as required under the lease agreement, which terminates in December 2009. The Company believes the terms of the lease are no less favorable to it than would be the terms of a third-party lease.

Industrial Development Associates LP.    Earl Linehan and D.M. Draime, as limited partners, own 11.81% and 10.00%, respectively, of Industrial Development Associates (“IDA”), a Maryland limited partnership real estate development company in which we are a 30% general partner. We have lease agreements with IDA pursuant to which we lease two facilities located in Mebane, North Carolina. One of the lease agreements expired in February 2002, and the other is due to expire in March 2004. We are responsible for all maintenance, taxes and insurance related to the operation of the facilities. In 2002, we made lease payments to IDA of $150,200. The Company believes the terms of the leases are no less favorable to it than would be the terms of third-party leases.

Northern Precision Machine Products, Inc.    C. J. Hire’s son owns 20% of Northern Precision Machine Products, Inc. (“NPMP”), a supplier of ours. In 2002, we purchased $3,500,000 of components from NPMP.

Relationship with Counsel.    Avery S. Cohen, one of our directors, is a partner in Baker & Hostetler LLP, a law firm which has served as general outside counsel for us since 1993 and is expected to continue to do so in the future.

Performance Graph

Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in our common shares with the cumulative total return of hypothetical investments in the New York Stock Exchange Market Index and the Media General Financial Services, Inc.—Industry Group 333 (Automotive Parts) Index based on the respective market price of each investment at December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000, December 31, 2001 and December 31, 2002, assuming in each case an initial investment of $100 on December 31, 1997, and reinvestment of dividends.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), at our 2004 annual meeting of shareholders must be received by us at 9400 East Market Street, Warren, Ohio 44484, on or before December 4, 2003, for inclusion in our proxy statement and form of proxy relating to the 2004 annual meeting of shareholders. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by us at the address listed in the immediately preceding sentence not later than February 17, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and owners of more than 10% of our common shares, to file with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish our Company with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-10% beneficial owners were complied with, except for Mr. Bagby, who filed one Form 4 reporting nine transactions, three days after the required filing date. This late filing was principally due to the fact that Mr. Bagby experienced difficulty in obtaining EDGAR Codes from the SEC and therefore was unable to file this form within the two day period required by the new SEC rules.

OTHER MATTERS

We have not selected our independent auditors for the current fiscal year. The audit committee of the Board of Directors will make this selection later in the year. Representatives of Ernst & Young, which served as our independent public auditors during 2002, are expected to be present at the annual meeting of shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the year ended December 31, 2002, and for Ernst & Young and Arthur Andersen LLP (“Arthur Andersen”) reviews of the financial statements included in the Company’s Forms 10-Q filed with the SEC during 2002 were $329,000 and $20,000 for Ernst & Young and Arthur Andersen, respectively.

Financial Information Systems Design and Implementation Fees

Ernst & Young and Arthur Andersen performed no services and therefore billed no fees relating to operating or supervising the operation of the Company’s information systems or local area network or for designing or implementing the Company’s financial information management systems during 2002.

All Other Fees

The aggregate fees billed for other services rendered to the Company by Ernst & Young in 2002 were $167,000 for audit related services and $240,000 for tax related services. The aggregate fees billed for other services rendered to the Company by Arthur Andersen in 2002 were $141,000 for audit related services and $43,000 for tax related services.

If the enclosed proxy is executed and returned to us, the persons named in it will vote the shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the shares represented will be voted in accordance with that specification. If no specification is made, those shares will be voted at the meeting to elect directors as set forth under “Election of Directors” above. Under Ohio law and our Amended and Restated Articles of Incorporation, as amended, broker non-votes and abstaining votes will not be counted in favor of or against any nominee. Director nominees who receive the greatest number of affirmative votes will be elected directors. If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that will be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.

By order of the Board of Directors,

AVERY S. COHEN,

Secretary

Dated:	April 3, 2003

STONERIDGE, INC.

PROXY

The undersigned hereby appoints Cloyd J. Abruzzo, Kevin P. Bagby and Avery S. Cohen, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Stoneridge, Inc. to be held at 600 Golf Drive, Warren, Ohio 44483, on Monday, May 12, 2003, at 10:00 a.m., local time, or any adjournment thereof, and to vote the number of common shares of Stoneridge, Inc. which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as follows:

1.              FOR (except as noted below), or              WITHHOLD AUTHORITY to vote for, the following nominees for election as directors, each to serve until the next annual meeting of the shareholders and until his successor has been duly elected and qualified: Cloyd J. Abruzzo, Richard E. Cheney, Avery S. Cohen, D.M. Draime, Sheldon J. Epstein and Earl L. Linehan.

(INSTRUCTION: To withhold authority to vote for any particular nominee, write that nominee’s name on the line provided below.)

2. On such other business as may properly come before the meeting.

The Proxies will vote as specified above, or if a choice is not specified, they will vote FOR the nominees listed in Item 1.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 3, 2003, is hereby acknowledged.

Dated , 2003 Signature(s) (Please sign exactly as your name or names appear hereon, indicating, where proper, official position or representative capacity.)